 EnergySolutions and Valhi to Contest DOJ Effort to Block Waste Control Specialists Acquisition

 Salt Lake City, Utah & Dallas, Texas – (November 16, 2016) – EnergySolutions, Inc. and Valhi, Inc. (NYSE: VHI) today announced plans to vigorously defend EnergySolutions'  pending acquisition of Waste Control Specialists LLC (WCS) in response to a U.S. Department of Justice (DOJ) lawsuit seeking to block the transaction.

The DOJ contends that the combined company would be "the only option for customers in nearly 40 states."  In fact, there are numerous disposal sites for LLRW waste operated by the competitors of the two companies.  In addition, customers have the option to store on-site, as many have done, rather than ship to one of the many companies offering LLRW disposal.  Furthermore, the innovation and price declines for LLRW waste disposal that DOJ cites in its own statements are in fact evidence of other competitors in the marketplace.

This combination is in the best interest of the nuclear industry as it delivers on part of the "Nuclear Promise" strategic plan.  Through merging the two companies, the new entity will realize significant cost synergies through a decrease in management, selling, and administration expenses.  Those savings, in turn, can be passed on to utilities and consumers of nuclear electricity.  In addition, this merger will save costs on nuclear decommissioning.

The DOJ omits in its complaint that, if this transaction is approved, EnergySolutions has committed that the combined companies will offer guaranteed rates for Life of Plant (LOP) contracts for Class A, B and C LLRW disposal for the benefit of consumers.  This transaction also ensures the long-term viability and sustainability of the WCS facility and provides significant savings and certainty for the benefit of consumers.

About EnergySolutions and WCS

EnergySolutions offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, processing, recycling, and disposition of nuclear waste, and research and engineering services across the nuclear fuel cycle.  For additional information about EnergySolutions visit www.energysolutions.com.

WCS operates a West Texas facility for the processing, treatment, storage and disposal of a broad range of low-level radioactive and hazardous wastes. For additional information about WCS visit www.wcstexas.com.

For additional information please contact Mark Walker at mwalker@energysolutions.com or 801- 231 -9194.